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                                                                    EXHIBIT 23.3

                           [LETTERHEAD MERGE TO COME]


Our Ref: M181/PK/Ib.6                                              June 17, 1996


The Directors
Marchon Toys Ltd.
(A wholly owned subsidiary of Empire of Carolina, Inc.)

Unit 3804 38/Fl.

Wharf Cable Tower
9 Hoi Shing Road
Tsuen Wan
New Territories
Hong Kong


Dear Sirs,



     We consent to the inclusion in the registration statement No. 333-4440 on Form S-1 of Empire of Carolina, Inc. and Subsidiaries of our report dated 29 March 1994 on our audit of the financial statements of Marchon Toys Limited as of and for the year ended December 1993 and of the letter dated 17 June 1996 from this firm to the Members of Marchon Toys, Limited filed herewith as Exhibit
99.1. We also consent to the reference to our firm under the caption "Experts."



Yours faithfully,


WONG BROTHERS & CO.